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                                                                EXHIBIT 23(d)(6)

                                     FORM OF

                             SUB-ADVISORY AGREEMENT
                 LVIP CITYPLACECOLUMBIA VALUE OPPORTUNITIES FUND


         This Sub-Advisory Agreement ("Agreement") is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and RIVERSOURCE INVESTMENTS, LLC, a Minnesota corporation (the "Sub-Adviser"). This Agreement is to be effective ______________________________ (the closing date of the sale of Columbia Management Advisors, LLC to Ameriprise Financial, Inc.) (the "Effective
Date).

          WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the LVIP Columbia Value Opportunities Fund (the "Fund"), has entered into an Investment Management Agreement, dated April 30, 2007, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

          WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.       SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

          (a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser will furnish continuously an investment program for the Fund which shall meet the diversification requirements of Subchapters L and M under the Internal Revenue Code of 1986 (the "Code"). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or as agreed to in writing by the Trust, Adviser and the Sub-Adviser.

          Pursuant to this agreement Sub-Adviser shall possess full power and authority on behalf of the Fund and at risk of, and in the name of, Fund (a) to buy, sell, exchange, convert and otherwise trade in any and all securities and other assets as Sub-Adviser may select; (b) to instruct any custodian of any security or other asset of the Fund to deliver securities or assets sold, exchanged, or otherwise disposed of from the Fund's account; (c) to pay cash for securities or assets delivered to any trustee or custodian upon acquisition for the Fund; (d) to consent to any class action, plan or reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities or other assets; (e) to exercise or dispose of subscription rights, warrants and fractional shares as it deems to be in Fund's best interests; (f) to

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deal through accounts with one or more securities or commodities brokerage firms, dealers or banks; and (g) generally to perform any other act necessary to enable Sub-Adviser to carry out its obligations under this Agreement. This discretionary authority shall remain in full force and effect until Sub-Adviser receives written notice from the Adviser of its termination. It is understood and agreed that Sub-Adviser shall have no obligation whatsoever to initiate, pursue and/or prosecute any claim, proceeding or action on behalf of the Fund or Adviser.

          (b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of Sub-Adviser's personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment as Sub-Adviser determines is necessary for Sub-Adviser to execute its obligations under this Agreement. The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund.

          (c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Fund, including voting in accordance with the Sub-Adviser's Proxy Voting Policies and Procedures, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice. Sub-Adviser's responsibilities with respect to proxy voting shall be limited to submission of votes, which have been forwarded to Sub-Adviser in a timely manner by the Adviser's voting agent. Sub-Adviser shall not have any supervisory responsibility with respect to the Adviser's voting agent.

          (d) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees.) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise

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solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records it has reasonably determined are adequate to demonstrate compliance with this section.

          On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

          (e) The Sub-Adviser will provide reasonable advice and assistance to the Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

          (f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to review the Sub-Adviser's investments on behalf of the Fund and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

          (g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

          (h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time; (iii) the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended (the

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"Advisers Act"); (iv) any written instructions and directions of the
Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

          (i) The Sub-Adviser shall provide reasonable assistance to the Fund in the preparation of its registration statement, prospectus, shareholder reports, and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

          (j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act, and compliance with Rule 38a-1 under the 1940 Act (including compliance with the Federal Securities Laws as defined under that Rule). Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of the information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the Chief Compliance Officer of the Trust and/or the Adviser upon reasonable request to examine and review the Sub-Adviser's compliance program and its adherence thereto.

2.       OTHER AGREEMENTS.

          The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others. Sub-Adviser will not be obligated to recommend for the Fund the purchase or sale of securities or other investments that Sub-Adviser may purchase or sell for the accounts of Sub-Adviser's other clients.

3.       COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

          (a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

          (b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee

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reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.       AUTOMATIC TERMINATION.

          This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5.       EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

          (a) This Agreement shall become effective as of the date first written above, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

          (b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

                (i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

                (ii) by the Adviser on 60 days' written notice to the
              Sub-Adviser; or

                (iii) by the Sub-Adviser on 60 days' written notice to the
              Adviser.

         (c) Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

6.       CERTAIN INFORMATION.

         The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to

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satisfy the diversification requirements under Subchapter L or M under the Code
(c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and
(d) any portfolio manager of the Fund shall have changed.

7.       NONLIABILITY OF SUB-ADVISER.

         (a) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

         (b) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact necessary to make such disclosure, in light of the circumstances under which they are made, not misleading, shall constitute gross negligence per se under sub-paragraph 7(a) above.

         (c) Sub-Adviser shall not be liable for any act or omission of Custodian or any broker which effects transactions for the Fund. Without limiting the foregoing, Sub-Adviser does not assume responsibility for the accuracy of information furnished to it by the Fund, Adviser, Custodian, broker, or by any person on whom it reasonably relies.

         (d) Sub-Adviser does not warrant that the portion of the assets of the Fund managed by Sub-Adviser will achieve any particular rate of return or that its performance will match that of any benchmark or index.

8.        INDEMNIFICATION.

         Notwithstanding Section 7, the Sub-Adviser agrees to indemnify the Adviser and the Funds for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Funds may become subject as a result of:

         (a) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to diversify the investment program of the Fund pursuant to the requirements of Subchapters L and M under the Code, and the regulations issued thereunder; or

         (b) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory Filings or any omission of a material fact necessary to make such disclosure, in light of the circumstances under which they are made, not misleading;

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provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

9.       RECORDS; RIGHT TO AUDIT.

         (a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement. For the avoidance of doubt, any records and reports maintained by Sub-Adviser are not the official custodial books and records of the Fund.

         (b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

10.      CONFIDENTIAL INFORMATION

         (a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

         (b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party material non-public information with respect to the Fund, the Trust or the Adviser, including, without limitation the "non-public portfolio holdings" of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not trade based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include portfolio holdings information.


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11.      MARKETING MATERIALS.

         (a) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten
(10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

         (b) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

12.      GOVERNING LAW.

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

13.      SEVERABILITY/INTERPRETATION.

         If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.      NOTICES.

         Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

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         (a)      If to the Sub-Adviser:

         Joseph L. D'Alessandro, Vice President and Group Counsel
         General Counsel's Office
         Ameriprise Financial, Inc.
         RiverSource Investments, LLC
         100 Park Avenue, 8th Floor
         New York, NY 10017
         Office 212-850-1703
         Facsimile 212-922-5731
         Joseph.l.dalessandro@ampf.com

         (b)      If to the Adviser:

         Lincoln Investment Advisors Corporation
         One Granite Place
         Concord, NH 03301
         Attn: Craig Moreshead
         Facsimile (603) 226-5448

15.      CERTAIN DEFINITIONS.

         For the purposes of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

         IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

                                         LINCOLN INVESTMENT ADVISORS CORPORATION


                                         ---------------------------------------
                                         Name:
                                         Title:

                                         RIVERSOURCE INVESTMENTS, LLC


                                         ---------------------------------------
                                         Name:
                                         Title:

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Accepted and agreed to
as of the day and year
first above written:


LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the LVIP Columbia Value Opportunities Fund


-------------------------------
Name:
Title:

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